                                                                EXHIBIT 11.1

                        NORTHWEST AIRLINES CORPORATION
                COMPUTATION OF PRIMARY EARNINGS PER COMMON SHARE

(DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)               Three months ended March 31
                                                                     ---------------------------
                                                                          1997           1996
                                                                     -------------   -----------
Reconciliation of net income applicable to common stockholders:
    Net income before preferred stock requirements                      $  64.6        $  53.4
    Preferred stock requirements                                           (5.0)         (13.0)
                                                                     -------------   -----------
Net income applicable to common stockholders                            $  59.6        $  40.4
                                                                     -------------   -----------
                                                                     -------------   -----------

Reconciliation of weighted average number of shares outstanding to amount used in primary earnings per share computation:

    Weighted average number of common shares outstanding              101,394,340     95,694,925(1)


    Stock options issued reduced by the number of
      shares which could have been purchased with
      the proceeds from exercise of such options                        2,183,040      2,675,476
                                                                     -------------   -----------

    Weighted average number of common shares
      outstanding, as adjusted                                        103,577,380     98,370,401
                                                                     -------------   -----------
                                                                     -------------   -----------


Earnings per common share                                               $  .58         $  .41
                                                                     -------------   -----------
                                                                     -------------   -----------

(1) Includes the weighted average number of common shares earned by employees since August 1, 1993 due to the February 1994 exercise of the Series C Preferred Stock special conversion option.